Exhibit 99.1

Certification pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code

I, Kirk Loevner, the Chief Executive Officer and President of ScreamingMedia Inc. (the “Company”), certify that (i) the Company’s 10-Q for the quarter ended June 30, 2002 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in such 10-Q fairly presents, in all material respects, the financial condition and results of operations of ScreamingMedia Inc.

/s/ Kirk Loevner

Kirk Loevner, CEO & President

Date: August 14, 2002